Exhibit 10.35

Compensatory Arrangements of Certain Officers

In May, 2007, the compensation committee (the “Committee”) of the board of directors of RadiSys Corporation (the “Company”) approved increases in annual base salaries and target bonuses of the following “named executive officers” (as defined by Item 402(a)(3) of Regulation S-K), effective as of July 2, 2007:

Executive Officer	New Base Salary	Target Bonus
Scott Grout - President and Chief Executive Officer	$458,400	$348,000

Brian Bronson - Chief Financial Officer	$284,500	$134,300

Julia Harper - VP Corporate Operations	$247,200	$166,400

Christian Lepiane - VP Worldwide Sales	$245,800	$154,600

The Committee also approved the payment of special bonuses to a group of selected employees, including a bonus in the amount of $25,000 to Mr. Lepiane, in recognition of their contributions to the progress in the integration of the media server business of Convedia Corporation into the operations of the Company.